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                                                                 Exhibit 10.12.1



   Registration Rights Joinder Agreement dated May 22, 1998 by and among the
        Company and certain holders of the capital stock of the Company.
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                     REGISTRATION RIGHTS JOINDER AGREEMENT

     THIS JOINDER AGREEMENT (this "Agreement") is made and entered into as of May 22, 1998, by and among ACSYS, INC., a Georgia corporation (the "Company"), and the shareholders thereof whose signatures appear below (the "New Shareholders").

                                    Premises
                                    --------

     Pursuant to an Agreement and Plan of Merger, dated as of March 31, 1998 (the "Merger Agreement"), by and among the Company, Icon Search & Consulting Co. ("Icon") and certain shareholders of Icon, the New Shareholders have become shareholders of the Company and as such desire to derive the benefits and burdens associated with being a shareholder of the Company.

     The Company is party to an Amended and Restated Registration Rights Agreement, dated as of September 3, 1997 (as the same may be further amended from time to time, the "Registration Rights Agreement"), with the Company's existing shareholders ("Existing Shareholders") governing certain rights and obligations of the Existing Shareholders as shareholders of the Company. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Registration Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each New Shareholder hereby agree as follows:

     1. The Company and each of the New Shareholders agrees that, from and after the Effective Time (as defined in the Merger Agreement), by virtue of such New Shareholders' execution of this Agreement, (i) each of the New Shareholders shall, without any further action on the part of the Company or either of the New Shareholders, become parties to the Registration Rights Agreement subject to and bound by all the terms and provisions of the Registration Rights Agreement,
(ii) the shares of Company Common Stock received by the New Shareholders in the Merger (as defined in the Merger Agreement) shall be "Merger Shares" for all purposes under the Shareholders Agreement, and (iii) each of the New Shareholders shall be a "Shareholder" for purposes of the Shareholders Agreement.

     2. A legend in substantially the form required by Section 3.2 of the Registration Rights Agreement shall appear on each certificate representing shares of Company Common Stock issued to the New Shareholders pursuant to the purchase of Company Common Stock.

  3. (a) In addition to the foregoing, within 30 days after the Effective Time, the Company shall file a "shelf" registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration") with respect to 15% of the Merger Shares to be issued under the Merger Agreement. The Company shall, subject to Section 3(b) hereof, use its reasonable best efforts to cause the Shelf Registration to become effective as soon as practicable after the date of filing thereof, and shall use its reasonable best efforts to keep the Shelf Registration continuously effective from the date such Shelf Registration is effective until the second anniversary of the Effective Time in order to permit the prospectus forming a part thereof to be usable by New Shareholders during such period. Subject to Section 3(b) hereof, the Company shall supplement or amend the Shelf Registration as required by the registration form utilized by the Company or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations promulgated thereunder. The Company shall furnish to the holders of the Registrable Securities to which the Shelf Registration relates copies of any such supplement or amendment sufficiently in advance (but in

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no event less than five business days in advance) of its use and/or filing with the Commission to allow such holders a meaningful opportunity to comment thereon. Except to the extent otherwise provided in this Section 3, the provisions of the Registration Rights Agreement (including those pertaining to blue sky laws) shall apply in all respects to the Shelf Registration.

(b) Notwithstanding the provisions of Section 3(a), the Company may, by notice to the holders of Registrable Securities covered by the Shelf Registration, suspend the rights of such holders to make offers and sales pursuant to the Shelf Registration for a reasonable period of time (in no event to exceed 45 days) (a "Suspension Period") if the Chief Executive Officer or Chief Financial Officer of the Company shall determine in good faith that such offer or sale (A) would require disclosure that would materially interfere with a material financing, merger, sale or acquisition of assets, recapitalization or other similar corporate action of the Company that is pending or contemplated by the Company to occur or be announced publicly within 45 days or (B) would require premature disclosure of non-public information the disclosure of which, in the good faith determination of the Chief Executive Officer or Chief Financial Officer of the Company, would be materially adverse to the Company.

          (c) All expenses of the Shelf Registration (including, but not limited to, any qualifications under the blue-sky or other state securities laws, compliance with governmental requirements of preparing and filing any post-effective amendments required for the lawful distribution of any securities to the public in connection with registration, of supplying prospectuses, offering circulars or other documents, and all other registration and filing fees, printing expenses, fees and disbursements of independent public accountants of the Company, fees of the Company's counsel, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, and the reasonable fees and disbursements of a single special counsel retained by a majority in interest of the Shareholders, but excluding all underwriting discounts and selling commissions applicable to the sale, if any, shall be paid by the Company. All underwriting discounts and selling commissions applicable to the sale, if any, shall be borne by participating sellers in proportion to the number of shares sold by each.

     IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed by its duly authorized representative as an agreement under seal as of the date first above written.

                                    ACSYS, INC.


                                    By:  /s/ Timothy Mann, Jr.
                                         ---------------------
                                    Name:  Timothy Mann, Jr.
                                    Title:  Chief Executive Officer

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                                    NEW SHAREHOLDERS:


                                           /s/ Robert Bailey
                                           -----------------
                                           ROBERT BAILEY

                                           /s/ Gary Campbell
                                           -----------------
                                           GARY CAMPBELL

                                           /s/ Robert M. Kwatnez
                                           ---------------------
                                           ROBERT M. KWATNEZ

                                           /s/ Steven M. Sutton
                                           --------------------
                                           STEVEN M. SUTTON

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